UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2013

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01.                   Entry into a Material Definitive Agreement

Cenveo, Inc. (“Cenveo”) and its wholly-owned subsidiary, Cenveo Corporation (the “Purchaser”), have entered into an Asset Purchase Agreement (the “Agreement”) dated as of August 21, 2013 with NE Opco, Inc. (the “Seller”) relating to the acquisition (the “Acquisition”) by the Purchaser from the Seller of certain assets (the “Acquired Assets”).  Since June 10, 2013, the Seller has been a debtor-in-possession in a voluntary Chapter 11 case pending in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”).  The Acquired Assets consist of certain equipment, related contracts and certain other assets relating thereto.  The Seller's other assets, including substantially all accounts receivable, all inventory and other assets, are being sold to other purchasers simultaneously with the sale to the Purchaser, and certain other assets will remain in the bankruptcy estate.  Pursuant to the Agreement, the Purchaser will assume only certain specified liabilities of the Seller that relate to the Acquired Assets.  Purchaser is not assuming any other liabilities of the Seller.  The consideration for the Acquired Assets will be approximately $20 million of cash.  In addition to the cash, in connection with the transaction Cenveo will issue $5 million of common stock (the “Shares”), valued based on the price of the common stock during the 25 trading days beginning 12 trading days prior to the date of the Agreement.  The Shares will be issued either directly to or for the benefit of creditors of the Purchaser.  The closing of the Acquisition is subject to Bankruptcy Court approval and customary closing conditions.

Item 3.02.                   Unregistered Sales of Equity Securities

The issuance of the Shares upon the closing of the Acquisition, as described above, will not be registered under the Securities Act of 1933, as amended, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Cenveo, Inc. dated August 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 26, 2013

CENVEO, INC.
By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Cenveo, Inc. dated August 21, 2013